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                                                                  Exhibit 10.20

                                 RETIREMENT AGREEMENT


     THIS RETIREMENT AGREEMENT (the "Agreement") entered into on October __, 1999, by and between YORK INTERNATIONAL CORPORATION, a Delaware corporation (the "Company"), with its principal office in York, Pennsylvania, and Robert N. Pokelwaldt, a resident of York, Pennsylvania ("Executive").

     WHEREAS, Executive is the Chairman and Chief Executive Officer of the Company; and

     WHEREAS, Executive has announced his intention to retire and the Board of Directors of the Company (the "Board") has determined that Executive's retirement at this time is acceptable; and

     WHEREAS, the Board and Executive have agreed that Executive shall retire on the date of this Agreement (the "Retirement Date") and shall resign as a director of the Company; and

     WHEREAS, in consideration of the years of valuable service provided by Executive to the Company and his agreement to cooperate with the Company in transitioning his duties to his successor, both parties desire to enter into an agreement that will reflect the compensation and other benefits to which Executive will be entitled by reason of his retirement and other agreements between the parties;

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Retirement. Executive and the Company agree that Executive shall retire on the Retirement Date and that Executive shall be considered to have retired for all Company purposes, including all plans, benefits and programs which the Company maintains or has maintained and in which Executive participated during the term of his employment by the Company. Effective immediately, Executive hereby resigns all positions (including without limitation all officer and director positions) with the Company and its subsidiaries and shall cease to be an employee of the Company or any of its subsidiaries. Until December 31, 2000, the Company shall furnish Executive with reasonable office space off premises, which shall be sufficient for him to conduct business at an executive level and secretarial support. Within thirty days after the Retirement Date, Executive shall be entitled to purchase his personal computer (but without any Company proprietary software or data) from the Company for book value.

     2. Payments and Benefits.

          (a) Executive shall continue to receive his regular base salary and continue to participate in all benefit plans and programs of the Company through the Retirement Date. On the Retirement Date, the Company shall pay Executive, in one lump sum in cash, the amount of base salary he otherwise would have received from the Retirement Date through December 31, 1999 as well as an amount equal to all accrued but unpaid vacation pay at the Retirement Date, reduced by all applicable Federal (at the 28% rate), state and local income and employment taxes
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that must be withheld by the Company ("Withholding Taxes").

          (b) On the eighth day following the execution of the Release, as defined below, without revocation, but in no event earlier than January 2, 2000, the Company shall pay to Executive in cash the sum of $2,400,000, reduced by the Withholding Taxes.

          (c) The Company shall also pay to Executive, no sooner than January 2, 2000 and no later than March 31, 2000, in one lump sum in cash, all amounts due Executive under the Company's Deferred Compensation Plan and the single sum present value of the benefit due Executive under the Company's Supplemental Executive Retirement Plan (the "SERP"), determined under the normal terms of each such plan; provided, however, that the Company shall cause the determination of the benefit due to Executive under the SERP to be made by taking into account, and treating as a full year of compensation, all compensation paid to Executive (including the payment made under subsection (a) above) for (in the case of any 1999 bonus) or during 1999. The payment under
Section 2(b) of this Agreement shall not be taken into account in determining the benefit due to Executive under the SERP.

          (d) No further payments or benefits shall be made or provided to Executive except for (i) Executive's rights to options, restricted stock, performance units and benefits under the terms of the written benefit plans or programs, sponsored by the Company, in which Executive participated prior to the Retirement Date, (ii) continued provision of cellular telephone service, at the same level as the Company provides senior executives generally, for the 36 months following the Retirement Date and (iii) as soon as practicable following the execution of this Agreement, the Company shall pay Executive's counsel all documented legal fees and expenses, to a maximum of $20,000, arising in representing Executive in the preparation of this Agreement and, particularly, in advising Executive as to the consequences to him of Section 3 of this Agreement and the Release attached hereto as Annex 1.


     3. Confidential Information. Executive recognizes and acknowledges that by reason of his employment by and service to the Company before and during employment, he has had and may continue to have access to confidential or proprietary information relating to the business of the Company, which may include, but is not limited to, trade secrets, trade "know-how", customer information, supplier information, cost and pricing information, marketing and sales techniques, strategies and programs, computer programs and software, and all financial information including any and all balance sheets, income statements or statements of cash flows with respect to the Company or any of its subsidiaries or affiliates (collectively referred to as "Confidential Information"). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and Executive covenants that he will not, unless expressly authorized in writing by the Chairman or Chief Executive Officer, at any time, use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation. Executive also covenants that at no time after the Retirement Date, directly or indirectly, will he use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. In such a case, Executive

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will inform the Company in writing promptly of such required disclosure, but in any event at least five business days prior to disclosure, and will reasonably cooperate with the Company in attempting to resist the disclosure. All written Confidential Information in Executive's possession during the course of his employment shall remain the property of the Company. For the purposes of this Section, the term "Company" shall be deemed to include the Company and all of its subsidiaries and affiliates. The confidentiality obligations of this Section are in addition to any other confidentiality obligation(s) of Executive under any other agreement with the Company.

     4. Equitable Relief.

          (a) Executive acknowledges and agrees that the restrictions contained in Section 3 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of those provisions. Executive represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

          (b) Executive further acknowledges and agrees that a breach of any of the restrictions in Section 3 cannot be adequately compensated by monetary damages. Therefore, in the event that the Company believes that Executive has or is about to violate any of the provisions of Section 3, it shall provide Executive with written notice as soon as reasonably practicable under the circumstances and ask Executive to cease, or not to so violate those provisions. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 3. All such rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

     5. Release. Notwithstanding anything else to the contrary in this Agreement, the payments and benefits provided for under Section 2 of this Agreement, shall be conditioned up Executive executing, and not revoking as provided therein, a written release prior to the 22nd day following the Retirement Date (the "Release"). The Release shall be in the form attached hereto as Annex 1. In consideration of Executive's release, the Company shall execute a release in favor of Executive, on the date of this Agreement but which shall not become irrevocable until the Release becomes irrevocable, in the form attached hereto as Annex 2. Notwithstanding the foregoing, Executive shall be entitled to be indemnified by the Company, and the Release shall not apply to any liability, cost or expense (including attorney's fees) for which Executive would have been indemnified during employment and service on the Board, in accordance with the bylaws of the Company, for actions taken on behalf of the Company during the term of Executive's employment by, and service on the Board of, the Company.

     6. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by


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overnight mail or fax, as follows (provided that notice of change of address shall be deemed given only when received):

     If to the Company, to:

          YORK INTERNATIONAL CORPORATION
          P.  O. Box 1592-364C
          York, PA 17405-1592
               Attention: Corporate Secretary

     If to Executive, to:
          Robert N. Pokelwaldt
          45 Burning Tree Court
          York, PA 17404

     With a required copy to:
          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA  19103
               Attention: Robert J. Lichtenstein, Esquire

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

     7. Subsequent Statements; Non-Disparagement. Executive and the Company agree to mutually develop any oral or written statements to be given as to the terms and reasons for Executive's retirement and separation from the Company and to Executive's performance while an executive of the Company. Nothing contained herein shall limit communication in connection with enforcing the terms of this Agreement. Executive and the Company, acting through it directors, officers and employees, each agree not to disparage or impugn the character or reputation or business practices of the other.

     8. Contents of Agreement; Amendment and Assignment.

          (a) This Agreement supersedes all prior agreements and otherwise sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized representative and by Executive.

          (b) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive.

     9. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such


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invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     10. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

     11. Death Benefits; Beneficiaries/References. The payments due under
Section 2(b) of this Agreement shall be paid to Executive's beneficiary(ies) in the event of his death prior to the date specified in that Section. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive that payment following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative.

     12. Withholding. The Company may withhold from any payments under this Agreement the Withholding Taxes. Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

     13. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     14. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Agreement as of the date first above written.

YORK INTERNATIONAL CORPORATION


By
  --------------------------         -----------------------
                                     Robert N. Pokelwaldt



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                                    ANNEX 1

                                GENERAL RELEASE

1. I, Robert N. Pokelwaldt, for and in consideration of certain payments to be made and benefits to be provided to me under Section 2 of the Agreement to which this Annex 1 is attached, dated as of October 14, 1999 (the "Agreement") with YORK INTERNATIONAL CORPORATION (the "Company"), and for other good and valuable consideration, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, and all of their respective past, present, and future officers, directors, shareholders, partners, employees, agents, and insurers, acting in any capacity whatsoever, and all of their respective successors and assigns, heirs, executors, and administrators, and all other persons or entities who/that might be claimed to be jointly or severally liable with them (hereinafter collectively referred to as "the Released Parties") of and from all claims causes of action, suits, charges, debts, dues, sums of money, attorneys' fees and costs, accounts, bills, covenants, contracts, agreements, expenses, wages, compensation, benefits, promises, damages, judgments, rights, demands, or otherwise (hereinafter collectively referred to as "Claims"), known or unknown, accrued or unaccrued, contingent or non-contingent, in equity or in law, which I ever had, now have, or hereafter may have, or which my heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever from the beginning of time through the date of my signature on this General Release. This General Release includes, but is not limited to, all Claims in any way arising from, relating to, or concerning my employment with and the retirement of my employment from and service on the Board of Directors of the Company and/or other Released Parties, and the terms, conditions, and benefits payments resulting therefrom or my status as a shareholder of the Company or any Released Party (other than a class derivative rights action in which neither Executive nor any related persons are named plaintiffs). This General Release further includes, but is not limited to, all Claims for discrimination based upon age, sex, race, disability, national origin, religion, or any other protected characteristic including without limitation all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended, the Pennsylvania Human Relations Act, the Civil Rights Act of 1866, and all other federal, state, and local employment discrimination statutes, and all Claims for breach of contract or for the commission of any torts; provided, however, that this General Release shall not apply to (i) any entitlements under the terms of the Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued a benefit nor (ii) to my right to be indemnified by the Company, pursuant to the bylaws of the Company or otherwise, for any liability, cost or expense for which I would have been indemnified for actions taken on behalf of the Company during the term and within the scope of my employment by and service on the Board of Directors of, the Company.

2. I further agree and covenant that neither I, nor any person, organization or other entity on my behalf, will assert, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action with respect to any Claim(s) which have been released under paragraph 1 of this Annex 1. If I do so, and the action is found to be barred in whole or in part by paragraph 1 of
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this Annex 1, I shall pay the attorneys' fees and costs incurred by any of the
Released Parties in defending against those Claim(s) that are found to be so barred.

3. I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on the Retirement Date and the Company (and Released Parties) have no obligation, contractual or otherwise to me to hire, rehire, re-employ or engage me in any capacity in the future, and I hereby release the Released Parties from any and all liabilities based upon the denial of re-employment or future engagement. I acknowledge that the terms of the Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

4. I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that the Agreement and this General Release are made voluntarily to provide an amicable resolution of my employment relationship with the Company.

5. I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

6. I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at P.O. Box 1592-364C, York, PA 17405, Attention: Corporate Secretary, and that the Agreement shall not become effective or enforceable until the revocation period has expired.

Intending to be legally bound hereby, I execute the foregoing General Release this 14th day of October, 1999.


------------------------------                          -----------------------
 Witness                                                 Robert N. Pokelwaldt
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                                     ANNEX 2


                                GENERAL RELEASE

1. YORK INTERNATIONAL CORPORATION and each of its subsidiaries and affiliates, and all of their respective past, present, and future officers and directors and their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "YORK"), for and in consideration of the release of Robert N. Pokelwaldt ("Executive"), of October 14, 1999, and other good and valuable consideration, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive, his assigns, heirs, executors and administrators (hereinafter collectively included within the term "Executive"), acting in any capacity whatsoever, of and from all claims, causes of action, suits, charges, debts, dues, sums of money, attorneys' fees and costs, accounts, bills, covenants, contracts, agreements, expenses, wages, compensation, benefits, promises, damages, judgments, rights, demands, or otherwise (hereinafter collectively referred to as "Claims") whatsoever in law or in equity, which it ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive's employment with YORK to the date of York's signature on this Release arising from or relating in any way to Executive's employment and service as an officer, director or fiduciary, his retirement and the termination of his employment and service as an officer, director or fiduciary with YORK, including but not limited to, any Claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any contracts between YORK and Executive and any Claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release shall not apply to (i) any Claim(s) attributable to a crime or to an action outside the scope of Executive's employment, (ii) any breach of obligation under the terms of the Agreement nor (iii) any Claim(s) of which the Company does not have knowledge nor could reasonably be expected to have knowledge as of the date of this Agreement because of the Executive's fraud.

2. YORK further agrees and covenants that neither YORK, nor any person, organization or other entity on its behalf, will assert, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action with respect to any Claim(s) which have been released under paragraph 1 of this Annex 2. If York does so, and the action is found to be barred in whole or in part by this Annex 2, York shall pay the attorneys' fees and costs incurred by the Executive in defending against those Claim(s) that are found to be so barred.

3. YORK hereby certifies that it has been advised by counsel in the preparation and review of this General Release.

Intending to be legally bound hereby, YORK executed the foregoing General Release this 14th day of October, 1999.

                                                  York International Corporation

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 Witness                                          By: